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AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 14, 2003.

REGISTRATION NO. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SAFENET, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation or Organization)

52-1287752
(I.R.S. Employer Identification Number)

8029 CORPORATE DRIVE
BALTIMORE, MD 21236
(410) 931-7500
(Address, Including Zip Code, and Telephone Number, Including Area Code,
of Registrant's Principal Executive Offices)

ANTHONY A. CAPUTO
CHAIRMAN, CHIEF EXECUTIVE OFFICER AND PRESIDENT
SAFENET, INC.
8029 CORPORATE DRIVE
BALTIMORE, MD 21236
(410) 931-7500
(Name, Address, Including Zip Code, and Telephone Number, Including
Area Code, of Agent For Service)

COPIES TO:
ELIZABETH R. HUGHES, ESQUIRE
THOMAS W. FRANCE, ESQUIRE
VENABLE LLP
1800 MERCANTILE BANK & TRUST BUILDING
2 HOPKINS PLAZA
BALTIMORE, MD 21201
(410) 244-7400

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ________________

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ________________

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title Of Shares To Be Registered	Amount To Be Registered (1)	Proposed Maximum Aggregate Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common stock, par value $0.01 per share	176,325(2)	$39.11(3)	$6,896,071	$558

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate number of additional shares of common stock as may be issued as a result of adjustments to prevent dilution by reason of any stock split, stock dividend or similar transaction.

(2)
Includes the registration for resale of 176,325 shares of common stock originally issued to Raqia Networks, Inc. in connection with the registrant's acquisition of Raqia Networks, Inc.

(3)
Calculated pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The above calculation is based on the average of the high and low prices of the registrant's common stock as reported on the Nasdaq National Market on October 10, 2003.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission of which this prospectus is a part is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 14, 2003

PRELIMINARY PROSPECTUS

SAFENET, INC.

176,325 Shares

Common Stock

        The shares of common stock offered by this prospectus are shares that were originally issued in connection with the Asset Purchase Agreement, dated February 27, 2003, by and among SafeNet, Inc., Raqia Acquisition Corp., and Raqia Networks, Inc. The shares are being offered for sale from time to time pursuant to this prospectus by certain transferees of Raqia Networks, Inc., referred to in this prospectus as the selling stockholders.

        The selling stockholders may offer their shares through public or private transactions, on or off the Nasdaq National Market, at prevailing market prices or at privately negotiated prices. We will not receive any of the proceeds from the sale of shares by the selling stockholders.

        We will not be paying any underwriting commissions or discounts in the offering of these shares. We will, however, be paying for substantially all of the other expenses incurred in the offering of the shares. For their shares, the selling stockholders will receive the purchase price of the shares sold less any agent's commissions and underwriters' discounts and other related expenses. More information is provided in the section of this prospectus titled "Plan of Distribution."

        Our common stock is traded on the Nasdaq National Market under the symbol "SFNT." On October 10, 2003, the average sale price of our common stock on the Nasdaq National Market was $39.11.

        INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 5 OF THIS PROSPECTUS BEFORE PURCHASING ANY OF THE SHARES FROM THE SELLING STOCKHOLDERS.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is [                        ], 2003

        You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus is accurate only on the date of this prospectus.

        In this prospectus, "SafeNet," "we," "us" and "our" refer to SafeNet, Inc. and its subsidiaries, unless the context otherwise requires. We own or have rights to product names, trade names and trademarks that we use in connection with the sale of our products.

        We maintain our corporate website at www.safenet-inc.com. However, information on this website is not incorporated by reference in this prospectus.

        We have informed the selling stockholders that the anti-manipulative rules under the Securities Exchange Act of 1934, as amended, including Regulation M, may apply to sales of shares in the market. We have furnished each of the selling stockholders with a copy of these rules. We have also informed each of the selling stockholders that it must deliver a copy of this prospectus with any sale of shares covered by this prospectus.

SUMMARY INFORMATION ABOUT SAFENET

        This summary highlights information contained elsewhere or incorporated by reference in this prospectus. This summary may not contain all of the information that may be important to you in considering an investment in our common stock. You should carefully read the entire prospectus, including "Risk Factors," before making an investment decision.

        We develop, market, sell and support a portfolio of hardware and software network security products and services that enable secure communications and data services. Our products and services are used to create secure wide area networks (WANs) and virtual private networks over the Internet (VPNs) to prevent security breaches that could result in unauthorized access to confidential data, invasion of privacy and financial loss. Our security solutions allow our customers to lower the cost of deploying and managing secure, reliable WANs and enable the use of the Internet for secure business communications and transactions with customers, suppliers and employees.

        Our products and services address a wide range of customer and market needs. Through our Enterprise Security Division, we sell high-performance security solutions to address the needs of our government, financial institution and other security-sensitive commercial customers. We also provide, through our Embedded Security Division, a broad range of security products, including silicon chips, accelerator cards, licensed intellectual property and software products, to original equipment manufacturers (OEMs) that embed them into their own network and wireless products. We believe that our relationship with both enterprises and OEMs allow us to provide security products to a broad spectrum of end-users.

        Founded in 1983, we have a long track record of technology and security innovation and dedication to continuous product improvement. In 1995, we developed our first Internet VPN solution for a major financial institution. We are currently engaged in VPN product development for the National Security Agency, which is the U.S. government agency responsible for coordinating, directing and performing highly specialized activities to protect U.S. information systems.

        Enterprises increasingly require secure and reliable networks to conduct electronic commerce, collaborate with customers and provide remote access for employees. The pervasive use of WANs and the Internet is substantially increasing the volume of electronic communications and transactions and the demand for network security products and services.

        Today, large networks contain numerous points of vulnerability, which can make passwords, network architecture and other critical information vulnerable to attack. We believe that encryption and authentication should be the first line of defense in the network's security strategy, with firewalls, intrusion detection and anti-virus solutions providing additional defense for communications received from remaining, unsecured sources. We further believe that encryption, by protecting the privacy of the information, ensuring the integrity of the data and authenticating the source and destination of the communication, is the foundation technology upon which a secure network can be built.

        Secure electronic communications and transactions have traditionally required costly private networks and dedicated leased lines. Over time, enterprises have invested heavily in WANs (ATM, frame relay and link) to conduct secure communications and transactions, resulting in a significant installed base of these networks. The adoption of VPNs and, more recently, the Internet Protocol Security (IPSec), a widely used industry protocol to enable secure transmission over the Internet, have enabled the secure transfer of information and data over the Internet. Because the Internet is less expensive to use than private networks, enterprises can generally achieve substantial cost savings by using VPNs while taking advantage of the global availability and access to the Internet. In the future, we expect that most networks will utilize both WANs and the Internet, but will increasingly depend on the Internet as they expand to support a much larger number of users. As a result, these enterprises will require solutions that seamlessly manage both types of network technologies.

        VNPs and WANs need to operate on a cost-efficient basis and at ever increasing speeds and must be capable of communicating with numerous networks on a secure basis using different types of technologies. To enable design of these networks, enterprises and OEMs need access to hardware, software and intellectual property security solutions. We believe many solutions that enable secure communication and date services over WANs and VPNs fail to address a number of key requirements.

        Our products are based on industry standard encryption algorithms and communication protocols that allow for integration into large networks and interoperability with other network devices and applications. Our enterprise solutions incorporate our security technologies, including our silicon chips, appliances, client software and management software to provide a vertically integrated solution that addresses the stringent security needs of our enterprise customers. Our products enable our customers to expand their existing WANs efficiently and to integrate these networks with lower-cost VPNs. Our security products are centrally managed with our management software, which enables policy management and the secure, scalable monitoring of network devices, applications, network traffic and security events. Our embedded solutions are designed for rapid and cost-effective implementation while matching the stringent cost requirements of our customers with their performance needs. In addition, we offer OEMs a complete development environment in which they can build a wide variety of encryption products and flexible packaging, such as embedded intellectual property blocks, silicon chips and accelerator cards.

        Through business relationships with end-user customers, such as the U.S. Department of Defense, the Internal Revenue Service, the Immigration and Naturalization Service and Citigroup, and OEMs, such as Cisco Systems and Texas Instruments, we have considerable experience developing and deploying network security solutions.

        We were incorporated in 1983 and are a Delaware corporation. In February 2003, we acquired Cylink Corporation, which expanded our customer base and our product offerings to include security solutions for WANs. We employ more than 200 people in 10 offices in five countries. Our headquarters are located at 8029 Corporate Drive, Baltimore, Maryland 21236 and our telephone number is (410) 931-7500.

Recent Developments

        On October 14, 2003, we entered into an agreement with SSH Communications Security Corp. and certain of its subsidiaries, pursuant to which we agreed to purchase certain assets of SSH used in connection with its software toolkit and VPN client businesses. The purchase price for these assets is $14 million in cash. The parties expect the acquisition, which is subject to customary closing conditions, to close in November 2003.

RISK FACTORS

        An investment in our common stock involves various risks, including those discussed below. You should carefully consider these risk factors, together with the other information included or incorporated by reference in this prospectus before deciding to purchase any shares of our common stock. If any of the following risks occurs, our business, results of operations, financial condition and prospects could be materially and adversely affected, which could result in the loss of all or part of your investment.

We have a history of losses and if we fail to execute our growth strategy, our business could be materially and adversely affected.

        We have experienced substantial net losses, as reported in accordance with generally accepted accounting principles in the United States (GAAP), in four of the last five years, including 2002 and the first two quarters of 2003. As of June 30, 2003, we had an accumulated deficit of $32.1 million. We intend to maintain or increase our expenditures to develop new products and services, to increase sales and earnings and to execute our growth strategy. As a result, we may continue to incur substantial net losses in the future. Our ability to implement our growth strategy successfully and achieve profitability depends in part on factors beyond our control, including meeting changing customer demands, responding to technological innovation, changes in the competitive environment in which we operate and changes in general economic conditions. If we do achieve profitability, we may not be able to sustain it. You should not consider our recent growth as being indicative of future revenue levels or operating results.

Because our quarterly operating results are subject to fluctuations, our quarterly operating results are difficult to predict and you should not rely on period to period comparisons as an indication of future performance.

        We have experienced significant fluctuations in our quarterly operating results and anticipate continued substantial fluctuations in our future operating results. Accordingly, our operating results in a particular period are difficult to predict and may not meet the expectations of securities analysts or investors. If this occurs, our share price would likely decline significantly. A number of factors may contribute to quarterly fluctuations including:

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  market acceptance and demand for our products and services and those of our competitors;

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  the length of our sales cycle, including the size, timing, cancellation or delay of customer orders;

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  the introduction of new products and services and enhancements to existing products and services by us or our competitors;

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  budgeting cycles of our customers;

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  the timing and execution of major contracts;

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  the product mix sold in a given quarter;

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  the length of time required by OEMs to embed our products into their products;

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  the percentage of products sold through our direct sales force and our indirect distribution channels;

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  product development expenses;

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  business combinations and asset acquisitions as well as business disposals;

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  competitive conditions in our industry; and

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  changes in general economic conditions.

        Our expenses are based, in part, on our expectations regarding future revenues, and are largely fixed in nature, particularly in the short-term. We may be unable to predict our future revenues accurately or to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall of revenues in relation to our expectations could cause significant declines in our quarterly operating results.

        Because of all of the foregoing factors, our quarterly revenues and results of operations are difficult to forecast. Therefore, we believe that period-to-period comparisons of our operating results may not necessarily be meaningful, and you should not rely upon them as an indication of our future performance.

Our acquisition strategy may prove to be disruptive and divert management resources.

        As part of our business strategy, we explore from time to time strategic acquisitions that complement or expand our existing businesses, products and services, or technologies, including acquisitions that could be material in size and scope.

        Acquisitions involve a number of risks and present financial, managerial and operational challenges, including:

  •
  difficulties in integrating the operations and financial systems, technologies and products of the acquired company;

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  the risk of diverting management's attention from normal daily operations of the business;

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  potential difficulties in continuing to timely develop and launch products and services that are in the process of research and development;

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  risks of entering markets in which we have no or limited direct prior experience and where competitors in such markets have stronger market positions;

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  initial dependence on unfamiliar supply chains or relatively small supply partners;

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  increased expenses associated with the acquisition;

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  potential impairment of goodwill and other intangible assets; and

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  the potential loss of key employees of the acquired company or business.

        We may not be able to obtain financing for acquisitions on favorable terms or at all. We may also finance acquisitions through the issuance of additional shares of our common stock that could dilute the ownership interests of our existing stockholders.

        We cannot assure you that our acquisitions will be successful and will not adversely affect our business, results of operations, financial condition or prospects.

Our recent acquisition of Cylink may prove to be difficult to integrate and we may not achieve the anticipated benefits of the acquisition.

        On February 5, 2003, we acquired Cylink Corporation, a manufacturer of security products and services primarily for private network communications. Cylink has experienced sequential revenue declines for the past two years. Cylink's revenues have declined, in part, due to loss of business to competitors, discontinued businesses and products, and lower information technology spending by Cylink's existing and prospective customers, as well as the general weakening of the market for WAN products. Because Cylink's revenues have declined historically, any pro forma historical information incorporated in this prospectus may not necessarily be indicative of our future financial condition or results of operations. The acquisition doubled our sales force and achieving the expected benefits of the acquisition will depend, in part, upon whether the operations and personnel of Cylink can be integrated in an efficient and cost effective manner with our existing business. We have launched a suite of products that include solutions for private networks based on Cylink's products and services and expect to sell these products to the combined customer base. However, we cannot assure you that the integration of Cylink's products and services into our existing product lines will be successful or meet the preferences of our customers. We also consider Cylink's customers to be a key asset of the business and we intend to market our VPN solutions to these customers, but we cannot assure you that we will be able to successfully market our VPN products and services to Cylink's customers. Also, we cannot assure you that we will realize the anticipated benefits of the acquisition in full or at all or that the acquisition will not have a material adverse effect on our business.

Our recent growth has required us to improve our internal systems and may require substantial management efforts.

        We have experienced a period of recent growth and expansion as a result of the Cylink acquisition. To accommodate this growth, we are implementing a variety of new and upgraded operational and financial systems, procedures and controls, including the improvement of our accounting and other internal management systems. Implementation of these new systems, procedures and controls may require substantial management effort, and our efforts to do so may not be successful. If we fail to improve our operational, financial and management information systems, or to hire, train, motivate or manage our employees, our business condition and results of operations could suffer.

The loss of significant customers could have a material adverse effect on our business and results of operations.

        We were dependent on three customers for a majority of our consolidated revenues for the year ended December 31, 2002 and seven customers for a majority of our consolidated revenues for the six months ended June 30, 2003. We have one enterprise customer that accounted for 12% of our consolidated revenues for the six months ended June 30, 2003. We have one OEM customer that accounted for 41% of our revenues for 2002 and 22% of our revenues for the six months ended June 30, 2003. In 2002, this OEM customer announced the selection of a different vendor for some of its next generation chip technology, which began to impact our revenues in the second quarter of 2003. While this customer continues to be a major revenue source for us, it is not under any obligation to continue to purchase products and services from us. If our sales to this customer or to our other significant customers decline, our business, financial condition and results of operations could suffer. In addition, contracts with or for governmental entities accounted for approximately 40% of our consolidated revenues for the six months ended June 30, 2003, and we expect this percentage to increase for the year ended December 31, 2003 as a whole. Any loss of governmental customers could have a material adverse effect on our business and prospects. In addition, we regularly license some of our products to customers who compete with us in other product categories. This potential conflict may deter existing and potential future customers from purchasing or licensing some of our products.

The success of our Internet security solutions depends upon the continued growth and our penetration of the VPN market.

        Our Internet security solutions utilize IPSec, an industry standard network security protocol, to support the deployment of VPNs. The prospects of our Internet security solutions are dependent, in part, upon the acceptance of IPSec and VPNs as an alternative to other secure network solutions, such as leased lines and private networks. In addition, the continued growth of IPSec and VPNs is dependent upon the increased use of the Internet by companies and government agencies as replacements for, or enhancements to, their private networks. In making an investment decision, you should consider the possibility that the use of IPSec to deploy VPNs may not continue to grow and that if that market fails to develop as we anticipate, our business, financial condition and results of operations could suffer.

Our future success will depend upon our ability to anticipate and keep pace with technological changes and introduce new products and services in a timely manner.

        The network security industry is characterized by rapid changes, including evolving industry standards, frequent introduction of new products and services, continuing advances in technology and changes in customer requirements and preferences. We expect technological developments to continue at a rapid pace in our industry. Accordingly, we cannot assure you that technological developments will not cause our technology to be rendered obsolete or non-competitive.

        In May 2003, we introduced a number of new products for the VPN and WAN markets, and to date we have made only limited commercial shipments of these products. These products may require additional development work, enhancement and testing to achieve commercial success. If these or other new or recently introduced products have performance, reliability, quality or other shortcomings, such products could fail to achieve adequate market acceptance. The failure of our new or existing products to achieve or enjoy market acceptance, whether for these or other reasons, could cause us to experience reduced orders, which in each case could have a material adverse effect on our business, financial condition and results of operations.

        Our future products and services may not keep pace with technological changes implemented by competitors, developers of operating systems or networking systems, or persons seeking to breach network security. The introduction of new technologies could also require us to invest in research and development at much higher levels, with no assurance of developing competitive products. Technology changes, software bugs, performance problems or customer requirements may also cause the development cycle for our new products to be significantly longer than our historical product development cycle, resulting in higher development costs or a loss in market share. Our products and services may not satisfy the evolving preferences of our customers and prospective customers. Failure to develop and introduce new products and services and improve current products and services in a timely fashion could adversely affect us. Because of the complexity of our products and services and development difficulties or shortages of development personnel, we have from time to time experienced delays in introducing new and enhanced products and services. Accordingly, we cannot assure you that we will not experience longer delays or other difficulties that could delay or prevent the successful development, introduction or marketing of new or enhanced products and services.

Our industry is highly competitive and becoming increasingly consolidated, which may result in our losing customers and declining revenue.

        Our industry is highly competitive and subject to rapid technological changes. Our future financial performance will depend, in large part, on our ability to establish and maintain an advantageous market position. We currently compete with companies that have substantially greater financial resources, sales and marketing organizations, market penetration and research and development capabilities, as well as broader product offerings and greater market presence and name recognition. We expect to face increasing competitive pressures from competitors as network security becomes more prevalent. In addition, there are relatively low barriers to entry into the network security market and, therefore, new entrants may compete with us in the future. In addition, many of our current and potential OEM customers have substantial technological capabilities and financial resources and currently develop internally the application specific integrated circuit components and program the general purpose microprocessors utilized in their secured networks as an alternative to our products and services. These OEMs may be in a better position to develop security products and services in anticipation of developments in their own network security products. Competitive factors in our market include, among others, the following:

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  standards compliance;

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  product quality and reliability;

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  technical features;

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  network compatibility;

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  ease of use;

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  client service and support;

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  distribution; and

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  price.

        There has been in recent years substantial consolidation in our industry, and we expect that there will be significant additional consolidation in the near future. As a result of this increasing consolidation, we expect that we will increasingly compete with larger firms that have broader product offerings and greater financial resources than us. We believe that this competition could have a significant negative effect on our marketing, distribution and reselling relationships, pricing of products and services and our product development budget and capabilities. Any of these negative effects could significantly impair our results of operations and financial condition. We cannot assure you that we can continue to compete successfully against new or existing competitors.

Prolonged economic weakness in the Internet infrastructure, network security and related markets may decrease our revenues and margins.

        The market for our products and services depends on economic conditions affecting the broader Internet infrastructure, network security and related markets. Prolonged weakness in these markets has caused in the past and may cause in the future enterprises and carriers to delay or cancel security projects, reduce their overall or security-specific information technology budgets or reduce or cancel orders for our products. In this environment, our customers may experience financial difficulty, cease operations and fail to budget or reduce budgets for the purchase of our products and services. This, in turn, may lead to longer sales cycles, delays in purchase decisions, payment and collection, and may also result in price pressures, causing us to realize lower revenues and operating margins. In addition, general economic uncertainty caused by potential hostilities involving the United States, terrorist activities and the general decline in capital spending in the information technology sector make it difficult to predict changes in the network security requirements of our customers and the markets we serve. We believe that, in light of these events, some businesses may curtail or eliminate capital spending on information technology. These factors may cause our revenues and operating margins to decline.

If our products and services do not interoperate with our end-users' networks, installations could be delayed or cancelled, which could significantly reduce our revenues.

        Our products are designed to interface with our end-users' existing networks, each of which has different specifications and utilizes multiple protocol standards. Many of our end-users' networks contain multiple generations of products that have been added over time as these networks have grown and evolved. Our products and services must interoperate with all of the products and services within these networks as well as with future products and services that might be added to these networks to meet our end-users' requirements. If we find errors in the existing software used in our end-users' networks, we may elect to modify our software to fix or overcome these errors so that our products will interoperate with their existing software and hardware. If our products do not interoperate with those within our end-users' networks, customer installations could be delayed or orders for our products could be cancelled, which could significantly reduce our revenues.

A decrease of average selling prices for our products and services could adversely affect our business.

        The average selling prices for our products and services may decline due to product introductions by our competitors, price pressures from significant customers and other factors. The market for our embedded products is dominated by a few large OEM vendors, who have considerable pricing power over our company. In addition, with the general economic slowdown and decrease of information technology capital spending budgets, our customers often seek the lowest price for their security needs. To sell our products and services at higher prices, we must continue to develop and introduce new products and services that incorporate new technologies or high-performance features. If we experience pricing pressures or fail to develop new products, our revenues and gross margins could decline, which could harm our business, financial condition and results of operations.

We face risks associated with our international business activities.

        International sales accounted for approximately 9% and 13% of our consolidated revenues for the six months ended June 30, 2003 and the year ended December 31, 2002, respectively. International sales are subject to risks related to imposition of governmental controls, export license requirements, restrictions on the export of critical technology, general economic conditions, fluctuations in currency values, translation of foreign currencies into U.S. dollars, foreign currency exchange controls, tariffs, quotas, trade barriers and other restrictions, compliance with applicable foreign laws and other economic and political uncertainties.

        Some of our network security products contain encryption algorithms that are subject to the export restrictions administered by the Bureau of Export Control, U.S. Department of Commerce. These restrictions permit the export of encryption products based on country, algorithm and class of end-user. They prohibit the export of encryption products to some countries and to business entities that are not included in a range of end-users. These restrictions may provide a competitive advantage to foreign competitors facing less stringent controls on their products and services. In addition, the list of countries, products and users for which export approval is required, and regulatory policies with respect thereto, could become more restrictive, and laws limiting the domestic use of encryption could be enacted. Our foreign distributors may also be required to secure licenses or formal permission before encryption products can be imported.

The long sales and implementation cycles for our products may cause revenues and operating results to vary significantly.

        An end-user's decision to purchase our products often involves a significant commitment of its resources and a lengthy evaluation and product qualification process. Throughout the sales cycle, we often spend considerable time educating and providing information to prospective customers regarding the use and benefits of our products. Budget constraints and the need for multiple approvals within enterprises may also delay the purchase decision. Failure to obtain the required approval for a particular project or purchase decision may delay the purchase of our products. As a result, the sales cycle for our enterprise security systems is typically 270 days for a new customer and shorter for an existing customer. Our sales cycles for our embedded products is typically 120 to 180 days. These systems and products require us to maintain a sophisticated sales force, engage in extensive negotiations and provide high-level engineering support to complete sales. If these systems and products are not successful with enterprise and OEM customers, our operating results will be below our expectations and the expectations of investors and securities analysts, which could cause the price of our common stock to decline.

Our success depends on protecting our intellectual property.

        Our success and ability to compete is dependent, in part, upon our ability to maintain the proprietary nature of our technologies. We rely on a combination of patent, trade secret, copyright and trademark law and nondisclosure agreements to protect our intellectual property. We own 22 United States and foreign patents and have additional pending foreign and domestic patent applications. Our patents and patent applications protect various aspects of our network security technology and have expiration dates ranging from 2007 to 2018. Although we hold several patents and have several pending patent applications that cover aspects of our technology, these patents and patent applications do not protect some of our security products and services. In addition, patents may not issue under our current and future patent applications.

        Confidentiality, other non-disclosure agreements and other methods on which we rely to protect our trade secrets, proprietary information and rights may not be adequate to protect our technology. Litigation to defend and enforce our intellectual property rights could result in substantial costs and diversion of resources and could have a material adverse effect on our financial condition and results of operations regardless of the final outcome of such litigation. Despite our efforts to safeguard and maintain our intellectual property, we may not be successful in doing so or the steps taken by us in this regard may not be adequate to deter misappropriation of our technology or prevent an unauthorized third party from copying or otherwise obtaining and using our products, technology or other information that we regard as proprietary. In addition, others may independently develop similar technologies or duplicate any technology developed by us. Our inability to protect our intellectual property would have a material adverse effect on our results of operations and financial condition.

        As the number of products and services in the network security industry increases and the functionality of these products further overlaps, we may become subject to claims of infringement or misappropriation of the intellectual property or proprietary rights of others. Third parties could assert infringement or misappropriation claims against us in the future with respect to current or future products. We may also be subject to additional risks as we enter into transactions in countries where intellectual property laws are not well developed or are poorly enforced. Legal protections of our rights may be ineffective in such countries, and technology developed in such countries may not be protected in jurisdictions where protection is ordinarily available. Any claims or litigation, with or without merit, could be costly and could result in a diversion of management's attention, which could have a material adverse effect on our results of operations and financial condition. Adverse determinations in such claims or litigation could also have a material adverse effect on our results of operations and financial condition.

We may be subject to product liability or other claims that could adversely affect our reputation with existing and potential customers and expose us t significant liability.

        A malfunction or the inadequate design of our products or services could result in tort or warranty claims against us. Customers rely on our network security products and services to prevent unauthorized access to their networks and data transmissions. An actual or perceived breach of network or data security, regardless of whether such breach is attributable to our products or services, could adversely affect our reputation and results of operations. The complex nature of our products and services can make the detection of errors or failures difficult during the development process. If errors or failures are subsequently discovered, this may result in delays and lost revenues during the correction process. In addition, a malfunction or the inadequate design of our products could result in product liability claims.

        We attempt to reduce the risk of such losses through warranty disclaimers and liability limitation clauses. However, we may not have obtained adequate contractual protection in all instances or where otherwise required under agreements we have entered into with others.

        We currently maintain product liability insurance. However, our insurance coverage may not be adequate and any product liability claim for damages resulting from security breaches could be substantial. In the event of product liability litigation, insufficient insurance coverage could have a material adverse effect on our results of operations and financial condition. Further, some of our customers and future customers may require minimum product liability insurance coverage as a condition to purchasing our products. Failure to satisfy these insurance requirements could impede our ability to sell products and services to these customers, which could have a material adverse effect on our financial condition and results of operations. We cannot assure you that that insurance will be available to us at a reasonable cost or will be sufficient to cover all possible liabilities.

We rely on single or limited sources for the manufacture and supply of our products.

        We rely upon a single or a limited number of sources for the manufacture and supply of our products. Our silicon chips are primarily manufactured by Analog Devices and Samsung. We outsource the manufacturing of our other products primarily to a small, privately-held manufacturer. Because we depend on third party manufacturers and suppliers, we do not directly control product delivery schedules or product quality. We place orders on a purchase order basis and do not have long-term volume purchase agreements with any of our manufacturers or suppliers. As a result, our manufacturers and suppliers may allocate production capacity to other products while reducing deliveries to our customers on short notice. In addition, we cannot assure you that we will be able to maintain satisfactory contractual relations with our manufacturers and suppliers. A significant delay in delivering products to our customers, whether from unforeseen events such as natural disasters or otherwise, could have a material adverse effect on our results of operations and financial condition. If we lose any of our manufacturers or suppliers, we expect that it would take from three to six months for a new manufacturer or supplier to begin full-scale production of one of our products. The delay and expense associated with qualifying a new manufacturer or supplier and commencing production could result in a material loss of revenue and reduced operating margins and harm our relationships with customers. While we have not experienced any significant supply problems or problems with the quality of the manufacturing process of our suppliers and there have been no materially late deliveries of components or parts, it is possible that in the future we may encounter problems in the manufacturing process or shortages in parts, components, or other elements vital to the manufacture, production and sale of our products.

A breach of network security could harm public perception of our products and services, which could cause us to lose revenue.

        If an actual or perceived breach of network security occurs in one of our end-users' network systems, regardless of whether the breach is attributable to our products or services, the market perception of the effectiveness of our products and services could be harmed. Because the techniques used by computer hackers to access or sabotage networks change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques. Failure to anticipate new techniques or otherwise prevent breaches of network security could cause us to lose current and potential customers and revenues.

Our performance could be adversely affected if we lose our key personnel.

        The network security industry is highly specialized and the competition for qualified employees is intense. We expect this to remain so for the foreseeable future. We believe our success depends upon a number of key technical and management employees, and upon our ability to retain and hire additional key personnel. Several members of our management team have joined us in the last 12 months. It may be difficult for us to integrate these new employees into our existing management team. Further additions of new employees and departures of existing employees, particularly in key positions, can be disruptive and can result in further departures of our personnel. The loss of the services of key personnel or the inability to attract additional qualified personnel could materially and adversely affect our results of operations and product development efforts. We may be unable to achieve our revenue and operating performance objectives unless we can attract and retain technically qualified and highly skilled engineers, sales, technical, marketing, and management personnel.

        In 2001, we entered into a five-year employment agreement with Anthony A. Caputo, our Chairman, Chief Executive Officer and President. However, we have not historically entered into employment agreements with our other employees. This may adversely impact our ability to attract and retain the necessary technical, management and other key personnel to successfully run our business.

Our stock price could be volatile.

        The market price of our common stock has fluctuated significantly in the past and is likely to fluctuate in the future. In addition, the securities markets have experienced significant price and volume fluctuations, and the market prices of the securities of network security companies have been especially volatile. These fluctuations can result from announcements of new products by us or our competitors, quarterly variations in operating results, the gain or loss of significant customers, changes in analysts' estimates and market conditions for network security company and other technology stocks in general.

        We periodically review and consider possible acquisitions of companies that we believe will contribute to our long-term objectives. In addition, depending on market conditions, liquidity requirements and other factors, we consider, from time to time, accessing the capital markets. These events may also affect the market price of our common stock.

Anti-takeover provisions in our charter documents and Delaware law could prevent or delay a change in control.

        Our certificate of incorporation and bylaws may discourage, delay or prevent a merger or acquisition that a stockholder may consider favorable by authorizing the issuance of "blank check" preferred stock. In addition, provisions of the Delaware General Corporation Law also restrict certain business combinations with interested stockholders. These provisions are intended to encourage potential acquirers to negotiate with us and allow our board of directors the opportunity to consider alternative proposals in the interest of maximizing stockholder value. However, these provisions may also discourage acquisition proposals or delay or prevent a change in control, which could harm our stock price.

We have not paid dividends and do not intend to pay dividends in the future.

        We have never paid nor declared any cash or other dividends on our common stock since our inception and we do not presently anticipate that dividends will be paid on our common stock in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our board of directors and will be dependent upon our earnings, capital condition, financial condition and other factors deemed relevant by our board of directors.

FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference into this prospectus contain "forward-looking" statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. These risks and other factors include, among others, those discussed under "Risk Factors" or elsewhere in this prospectus and the documents incorporated by reference into this prospectus. As a general matter, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "continue" or the negative of such terms or other comparable terminology.

        Forward-looking statements are only predictions and involve various risks and uncertainties including, among others:

  •
  Our business;

  •
  Fluctuations in our quarterly results;

  •
  Risks associated with our acquisition strategy;

  •
  Achieving the anticipated benefits of the Cylink acquisition;

  •
  Our growth strategy and ability to accommodate growth;

  •
  The loss of significant customers;

  •
  Our ability to anticipate and keep pace with technological changes;

  •
  Our ability to compete in the network security industry;

  •
  Conditions in the Internet infrastructure, network security and related markets;

  •
  Decreased prices for our products and services;

  •
  Risks associated with our international business activities;

  •
  Our ability to protect our intellectual property and retain key personnel;

  •
  Our reliance on single or limited sources of supply;

  •
  Our response to general economic conditions; and

  •
  Our financial position and sources of revenue.

        Actual events or results may differ materially from those contemplated by this prospectus and the documents incorporated by reference in this prospectus. In evaluating these statements, you should specifically consider various factors, including those listed above or discussed under "Risk Factors" or elsewhere in this prospectus. Although we believe that our expectations reflected in the forward-looking statements are reasonable, we cannot guarantee our future results, levels of activity, performance or achievements. We are under no duty and undertake no obligation to update any forward-looking statements after the date of this prospectus, whether a result of new information, future events or otherwise.

USE OF PROCEEDS

        The selling stockholders will receive all of the net proceeds from the sales of shares under this prospectus. We will not receive any proceeds from these sales.

PRICE RANGE OF COMMON STOCK

        Our common stock is traded on the Nasdaq National Market under the symbol "SFNT." For the periods indicated, the high and low reported sale price per share of our common stock were as follows:

	High	Low
2002
First quarter	$64.69	$10.75
Second quarter	17.55	7.10
Third quarter	10.10	5.81
Fourth quarter	19.71	5.81
2002
First quarter	$19.41	$9.70
Second quarter	16.50	10.37
Third quarter	21.65	13.32
Fourth quarter	29.10	13.05
2003
First quarter	$32.48	$15.60
Second quarter	$31.75	$19.42
Third quarter	$40.43	$27.42
Fourth quarter (through October 10, 2003)	$41.25	$34.83

        On October 10, 2003, the last reported per share sale price for our common stock was $39.99. As of that date, there were approximately 246 holders of record of our common stock. This does not include the number of persons whose stock is in nominee or "street name" accounts through brokers.

SELLING STOCKHOLDERS

        On February 27, 2003, we acquired substantially all the assets of Raqia Networks, Inc., pursuant to an Asset Purchase Agreement (the "Purchase Agreement") by and among SafeNet, Raqia Acquisition Corp., a wholly-owned subsidiary of SafeNet, and Raqia. The consideration we paid Raqia pursuant to the Purchase Agreement consisted in part of 353,254 shares of our common stock. This prospectus relates to the proposed resale by the selling stockholders of 176,325 of these shares of common stock. The selling stockholders received the shares covered by this prospectus as transferees of Raqia.

        The number of shares that may actually be sold by each selling stockholder will be determined by such selling stockholder. The selling stockholders may from time to time offer and sell all, some, or none of the shares of common stock that are subject to sale pursuant to this prospectus.

        The offering contemplated by this prospectus is not currently being underwritten. Information concerning the selling stockholders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary. There can be no assurance that any shares of common stock will be sold pursuant to this prospectus.

        Except as indicated by footnote below, none of the selling stockholders has held any position or office or has had any material relationship with us or our affiliates within the past three years.

        The following table sets forth the number of shares of common stock beneficially owned by each of the selling stockholders. Beneficial ownership is determined in accordance with the rules of the U.S. Securities and Exchange Commission, or SEC, that consider shares to be beneficially owned by any person who has voting or investment power with respect to the shares. Common stock subject to options that are currently exercisable or exercisable within 60 days are considered to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of a person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The information in the table has been obtained from the selling stockholders. Because the selling stockholders may offer all, some or none of the shares pursuant to this prospectus, we cannot provide an estimate of the number of shares that the selling stockholders will hold upon the termination of this offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of all or a portion of their shares of common stock since the date on which they provided the information to us regarding their common stock in transactions exempt from the registration requirements of the Securities Act of 1933.

	Securities Beneficially Owned Prior to Offering
		Securities Offered Hereby
			Securities Beneficially Owned After Offering (1)
Name of Selling Stockholder	Common Stock	Common Stock
			Amount	Percent
3 Hudson Assoc. LLC	1,064	1,064	—	—
Adham Elshama (2)	974	974	—	—
Alain Arnaud (3)	3,897	3,897	—	—
Bill Hoffman	1,064	1,064	—	—
Bill Kertes	2,089	2,089	—	—
Black, Inc.	3,134	3,134	—	—
Cammeby's Management Co LLC	2,127	2,127	—	—
Daniel Wyschogrod (4)	2,923	2,923	—	—
David and Sylvia Weissman	1,064	1,064	—	—
David Heller	1,306	1,306	—	—
Dov Perlysky	1,064	1,064	—	—
Elyan Jacobs	1,254	1,254	—	—
Evelyn Jacobs	4,022	4,022	—	—
FAME Associates	3,192	3,192	—	—
GUNDYCO itf Fernhill Holdings	2,099	2,099	—	—
Helmsbridge Holdings Ltd	21,728	21,728	—	—
Henry Kauftheil	532	532	—	—
Ian Jacobs	1,254	1,254	—
IFDC International Finance and Development Corporation	4,199	4,199	—	—
Innovation Investments, LLC	33,507	33,507	—	—
Jacob Gold	5,845	5,845	—	—
Jason Lyons	1,064	1,064	—	—
Jay Alan Smith	1,745	1,745	—	—
Jeremy Feinberg	1,064	1,064	—	—
Keavi, LLC	1,064	1,064	—	—
Leonard J. Braun	532	532	—	—
Leonid Leibman (5)	974	974	—	—
Michael M. Kaplan (6)	1,064	1,064	—	—
Orin Hirschman	7,972	7,972	—	—
Paul Jacobs	522	522	—	—
Rachel Family Partnership, L.P.	3,192	3,192	—	—
Rachelle Heller	35,412	35,412	—	—
Robert Jacobs	1,925	1,925	—	—
Rivkalex Corporation	7,659	7,659	—	—
Saul Kessler	1,064	1,064	—	—
Techbanc Inc.	4,178	4,178	—	—
Tibor and Idelle Stern	1,064	1,064	—	—
VENTURETEK L.P.	2,340	2,340	—	—
Vince Sisko (7)	974	974	—	—
WGM Technology Ventures 2001 LLC	4,178	4,178	—	—

*
Less than 1%

(1)
Assumes the eventual sale of all shares subject to sale by the selling stockholders pursuant to this prospectus.

(2)
In connection with the acquisition of Raqia, we entered into an employment agreement with Mr. Elshama, a former employee of Raqia, for a two-year term.

(3)
In connection with the acquisition of Raqia, we entered into an employment agreement with Mr. Arnaud, the former President and Chief Executive Officer of Raqia, to serve as our Vice President of Engineering for a two-year term.

(4)
In connection with the acquisition of Raqia, we entered into an employment agreement with Mr. Wyschogrod, a former employee of Raqia, for a two-year term.

(5)
In connection with the acquisition of Raqia, we entered into an employment agreement with Mr. Leibman, a former employee of Raqia, for a one-year term.

(6)
Mr. Kaplan retired as our Senior Vice President, Chief Technology Officer in July 2003.

(7)
In connection with the acquisition of Raqia, we entered into an employment agreement with Mr. Sisko, a former employee of Raqia, for a two-year term.

PLAN OF DISTRIBUTION

        The selling stockholders may, in their discretion, offer and sell shares covered by this prospectus from time to time on the Nasdaq National Market or otherwise at prices and on terms then prevailing, at prices related to the then-current market price, or at negotiated prices. The distribution of such shares may be effected from time to time in one or more transactions including, without limitation:

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchasers;

  •
  transactions involving block trades;

  •
  purchases by a broker, dealer or underwriter as principal and resale by that person for its own account under this prospectus;

  •
  put or call option transactions;

  •
  privately negotiated transactions; or

  •
  by any other legally available means.

        In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers or agents to participate. From time to time the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares covered hereby, and the pledgees, secured parties or persons to whom such securities have been hypothecated shall, upon foreclosure in the event of default, be deemed to be selling stockholders under this prospectus. In addition, the selling stockholders may from time to time sell short our common stock and, in such instances, this prospectus may be delivered in connection with such short sale and the shares offered hereby may be used to cover such short sale.

        Sales by the selling stockholders of shares covered by this prospectus may also be made pursuant to Rule 144 under the Securities Act of 1933, as amended, where applicable. The shares may also be offered in one or more underwritten offerings, on a firm commitment or best efforts basis. We will not receive any proceeds from sales by the selling stockholders of any shares covered by this prospectus.

        To the extent required under the Securities Act, the aggregate number of shares of common stock being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in one or more supplements to this prospectus. Any underwriters, dealers, brokers or agents participating in the distribution of the shares covered by this prospectus may receive compensation in the form of underwriting discounts, concessions, commissions or fees from the selling stockholders and/or purchasers of such shares, for whom they may act. In addition, a selling stockholder may be deemed to be an underwriter under the Securities Act and any profits on the sale of shares by it may be deemed to be discounts or commissions under the Securities Act. A selling stockholder may have other business relationships with SafeNet or our affiliates in the ordinary course of business.

        From time to time a selling stockholder may transfer, pledge, donate or assign the shares covered by this prospectus to family members and affiliates of such selling stockholder and each of such persons will be deemed to be a selling stockholder for purposes of this prospectus. The number of shares beneficially owned by such selling stockholder will decrease as and when it takes such actions. The plan of distribution for the shares sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling stockholders hereunder.

        Without limiting the foregoing, in connection with distributions of the shares covered by this prospectus, the selling stockholders may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that involve the delivery of shares covered by this prospectus to the broker-dealers, who may then resell or otherwise transfer such shares. The selling stockholders may also lend or pledge shares covered by this prospectus to a broker-dealer and the broker-dealer may sell the shares so borrowed or, upon default, may sell or otherwise transfer the pledged shares.

        Pursuant to applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in the distribution of the common stock may not bid for or purchase shares of common stock during a period which commences one business day (five business days, if our public float is less than $25 million or the average daily trading volume of our common stock is less than $100,000) prior to such person's participation in the distribution, subject to exceptions for certain passive market making activities. In addition and without limiting the foregoing, the selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders.

        In order to comply with the securities laws of some states, if applicable, the shares may be sold in those states only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

        The common stock offered under this prospectus was issued pursuant to the Purchase Agreement pursuant to exemptions from the registration requirements of the Securities Act provided by Section 4(2) thereof. In connection with the Purchase Agreement, we entered into a registration rights agreement with Raqia whereby we agreed to register the shares of common stock offered under this prospectus under the Securities Act. We and the selling stockholders have agreed to indemnify each other, and their respective controlling persons, against specific liabilities, including liabilities arising under the Securities Act and Exchange Act, in connection with the offer and sale of the shares. In addition, the selling stockholders may indemnify brokers, dealers, agents or underwriters that participate in transactions involving sales of the shares against specific liabilities, including liabilities arising under the Securities Act and/or Exchange Act. We will pay all of the expenses incident to this offering of the shares by the selling stockholders to the public, other than commissions and discounts of underwriters, brokers, dealers or agents and the fees and expenses of counsel to the selling stockholders.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports and other information with the SEC. You may read and copy any document that we have filed at the SEC's Public Reference Room at 450 Fifth Street, NW, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information about the operation of its public reference facilities. Our SEC filings are also available to you free of charge at the SEC's web site at http://www.sec.gov.

        We have filed a registration statement on Form S-3 with the SEC that covers the resale of the shares offered hereby. This prospectus is a part of that registration statement, but does not include all of the information included in the registration statement. You should refer to the registration statement for additional information about us and the shares. Statements that we make in this prospectus relating to any document filed as an exhibit to or incorporated by reference into the registration statement may not be complete. You should review the referenced document itself for a complete understanding of its terms.

INCORPORATION OF DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" information we file with the SEC, which means that we can disclose important information to you in this prospectus by referring you to those documents. The documents that have been incorporated by reference are an important part of this prospectus, and you should be sure to review that information in order to understand the nature of any investment by you in the shares covered by this prospectus. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded or modified by information that is included directly in this document or in a more recent incorporated document. Any information so modified or superseded shall not be considered, except as so modified or superseded, to constitute a part of this prospectus. The documents that we have previously filed and that are incorporated by reference into this prospectus include the following:

  •
  Our annual report on Form 10-K for the fiscal year ended December 31, 2002 filed with the SEC on March 31, 2003 and as amended on Form 10-K/A filed with the SEC on April 29, 2003;

  •
  Our quarterly reports on From 10-Q for the fiscal quarters ended March 31, 2003 and June 30, 2003, filed with the SEC on May 15, 2003 and July 31, 2003, respectively;

  •
  Our current reports on Form 8-K and Form 8-K/A filed with the SEC on January 28, 2003, as amended on June 13, 2003, February 11, 2003, as amended on April 21, 2003, March 5, 2003, and July 8, 2003 (portions only as specified therein), respectively; and

  •
  The description of our common stock included in our registration statement on Form 8-A filed with the SEC on September 16, 1992 and any amendment or report filed for the purpose of updating such description.

        We incorporate by reference any future filings we make with the SEC under Section 13 (a), 13 (c), 14 or 15 (d) of the Securities Exchange Act of 1934, as amended, between the date of this prospectus and the date all of the securities offered hereby are sold (other than Current Reports on Form 8-K containing Regulation FD disclosure furnished under Item 9 or Results of Operations and Financial Condition disclosure furnished under Item 12 and exhibits relating to such disclosures, unless otherwise specifically stated in such Current Report on Form 8-K).

        We will provide you with copies of any of the documents incorporated by reference in this prospectus at no charge to you, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference. If you would like a copy of any document, please write or call us at:

      SafeNet, Inc.
      8029 Corporate Drive
      Baltimore, MD 21236
      Attention: Corporate Secretary
      (410) 931-7500

        You should only rely upon the information included in or incorporated by reference in this prospectus or in any prospectus supplement that is delivered to you. We have not authorized anyone to provide you with additional or different information. You should not assume that the information included in or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date later than the date on the front of the prospectus or prospectus supplement.

LEGAL MATTERS

        The legality of the securities in this offering has been passed upon for us by our counsel, Venable LLP of Baltimore, Maryland.

EXPERTS

        Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule at December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, as set forth in their report which is incorporated by reference herein. Our financial statements and schedule are incorporated by reference herein in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

        The consolidated financial statements for Cylink Corporation as of December 31, 2001 and 2002 and for each of the three years in the period ended December 31, 2002 incorporated by reference in this prospectus from SafeNet's Form 8-K/A filed on April 21, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report dated February 5, 2003 (which report expresses an unqualified opinion and includes explanatory paragraphs regarding the adoption of Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets" and the acquisition of Cylink Corporation by SafeNet, Inc.) which is incorporated by reference herein, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        We estimate that the expenses to be paid in connection with the offering (other than placement agent discounts, commissions and reasonable expense allowances), all of which will be paid by us, will be as follows:

SEC Registration Fee	$558
Nasdaq National Market	$2,000	*
Accounting Fees and Expenses	$10,000	*
Legal Fees and Expenses	$10,000	*
Printing and Engraving	$10,000	*
Miscellaneous	$5,000	*

Total	$37,558	*

*These are estimated amounts.

Item 15. Indemnification of Directors and Officers.

        We are organized under the laws of the State of Delaware. Our Certificate of Incorporation, as amended and restated, provides that we shall indemnify our current and former directors, officers, employees and agents against any and all liabilities and expenses incurred in connection with their services in those capacities to the maximum extent permitted by Delaware law.

        The Delaware General Corporation Law (the "DGCL") provides that a Delaware corporation has the power generally to indemnify its current and former directors, officers, employees and other agents (each, a "Corporate Agent") against expenses and liabilities (including amounts paid in settlement) in connection with any proceeding involving such person by reason of his being a Corporate Agent, other than a proceeding by or in the right of the corporation, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, such person had no reasonable cause to believe his conduct was unlawful.

        In the case of an action brought by or in the right of the corporation, indemnification of a Corporate Agent is permitted if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, no indemnification is permitted in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such proceeding was brought shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to such indemnification.

        To the extent that a Corporate Agent has been successful on the merits or otherwise in the defense of such proceeding, whether or not by or in the right of the corporation, or in the defense of any claim, issue or matter therein, the corporation is required to indemnify such person for expenses in connection therewith. Under the DGCL, the corporation may advance expenses incurred by a Corporate Agent in connection with a proceeding, provided that the Corporate Agent undertakes to repay such amount if it shall ultimately be determined that such person is not entitled to indemnification.

        The power to indemnify and advance the expenses under the DGCL does not exclude other rights to which a Corporate Agent may be entitled to under the Certificate of Incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

        We have entered in agreements with each of our directors and executive officers pursuant to which we have agreed to indemnify such persons to the maximum extent permitted by the DGCL and to advance expenses incurred by any such person in any proceeding in which such person is entitled to indemnification. We have also obtained insurance policies that provide coverage for our directors and officers in certain situations, including some situations in which we cannot directly indemnify the directors or officers under Delaware law.

        Further, our Certificate of Incorporation contains provisions to eliminate the liability of our directors to SafeNet or our stockholders to the fullest extent permitted by Section 102(b)(7) of the DGCL, as amended from time to time.

        The purpose of these provisions is to assist us in retaining qualified individuals to serve as our directors, officers, employees and agents by limiting their exposure to personal liability for serving as such.

Item 16. Exhibits.

Exhibit No.	Description
2.1	Asset Purchase Agreement dated February 27, 2003 by and among SafeNet, Inc., Raqia Acquisition Corp., and Raqia Networks, Inc.	I/B/R	(1)
4.1	Registration Rights Agreement dated February 27, 2003 by and among SafeNet, Inc. and Raqia Networks, Inc.	I/B/R	(2)
4.2	First Amendment to the Registration Rights Agreement dated June 24, 2003 by and among SafeNet, Inc., Raqia Networks, Inc. and certain stockholders of Raqia Networks, Inc.	I/B/R	(2)
5	Opinion of Venable LLP regarding legality of shares	†
23.1	Consent of Ernst & Young, LLP, independent auditors	†
23.2	Consent of Deloitte & Touche LLP	†
23.3	Consent of Venable LLP (contained in Exhibit 5)	†

†
Denotes exhibits filed herewith.

(1)
Filed as an exhibit to the Current Report on Form 8-K of the Registrant filed on March 5, 2003 and incorporated herein by reference.

(2)
Filed as an exhibit to the Registration Statement on Form S-3, as amended, of the Registrant (Registration No.333-106084) and incorporated herein by reference.

Item 17. Undertakings.

        (A)    The undersigned registrant hereby undertakes:

          (1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii)    To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (2)    That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment to this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (B)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (C)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Under the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Baltimore, Maryland, on the 14th day of October 2003.

SAFENET, INC.
By:	/s/ ANTHONY A. CAPUTO Anthony A. Caputo Chairman and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Anthony A. Caputo and Carole D. Argo and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, or his substitute or substitutes, lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ANTHONY A. CAPUTO Anthony A. Caputo	Chairman, President and Chief Executive Officer (Principal Executive Officer)	October 14, 2003
/s/ CAROLE D. ARGO Carole D. Argo	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	October 14, 2003
/s/ THOMAS A. BROOKS Thomas A. Brooks	Director	October 14, 2003
/s/ SHELLEY A. HARRISON Shelley A. Harrison	Director	October 14, 2003
/s/ IRA A. HUNT, JR. Ira A. Hunt, Jr.	Director	October 14, 2003
/s/ BRUCE R. THAW Bruce R. Thaw	Director	October 14, 2003
/s/ ANDREW E. CLARK Andrew E. Clark	Director	October 14, 2003

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TABLE OF CONTENTS
SUMMARY INFORMATION ABOUT SAFENET
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
PRICE RANGE OF COMMON STOCK
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF DOCUMENTS BY REFERENCE
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY